Item 77E
Morgan Stanley Technology Fund

     Beginning October 25, 2002, purported class action
complaints were filed in the United States District Court
for the Southern District of New York against Morgan
Stanley, the Fund (under its former name, the Morgan Stanley
Information Fund), Morgan Stanley Investment Advisors Inc.,
and certain subsidiaries of Morgan Stanley alleging
violations of certain federal securities laws in connection
with the underwriting and management of the Fund.  These
actions were consolidated into one action in which
plaintiffs allege, among other things, that the prospectuses and registration statements for the Fund improperly failed
to disclose that research analysts employed by Morgan
Stanley DW Inc. were issuing overly optimistic stock
recommendations to help Morgan Stanley obtain investment
banking business, and that certain of these reports
concerned companies in which the Fund was investing.  A
similar consolidated complaint was filed with respect to the
Fund formerly called the Morgan Stanley Technology Fund,
which merged with the Fund on October 6, 2003.  Both
consolidated complaints were stayed pending a decision by
the United States Court of Appeals for the Second Circuit of
an appeal from the dismissal of a very similar complaint
filed by plaintiffs against another mutual funds complex.
The case involving the other mutual funds complex recently
settled.  Plaintiffs filed a Second Amended Consolidated
Complaint against the Fund, Morgan Stanley Investment
Advisors Inc., and certain subsidiaries of Morgan Stanley,
and also filed a Second Amended Consolidated Complaint
against the Fund formerly called the Morgan Stanley
Technology Fund, Morgan Stanley Investment Advisors Inc.,
and certain subsidiaries of Morgan Stanley.  The defendants
are moving to dismiss both Complaints.
     The Fund and Morgan Stanley believe these lawsuits have
no merit.  However, the ultimate outcome of these matters is not presently determinable and no provision has been made in the Fund's financial statements for the effect, if any, of
such matters.  The Investment Manager has agreed to
indemnify the Fund against any losses and claims associated
with the complaint filed against the Fund formerly called
the Morgan Stanley Technology Fund.